EXHIBIT 10.10

SOFTWARE LICENSE, SUBLICENSING AND DISTRIBUTION COMMITMENT AGREEMENT

This Agreement is entered into as of Oct 20, 1998 (the "Effective Date") by and between CYBRA Corporation ("CYBRA") having a place of business at One Executive Boulevard, South Westchester Executive Park, Yonkers, NY 10701 and Manhattan Associates, Inc. ("OEM Reseller"), having a place of business at 2300 Windy Ridge Parkway, Atlanta, GA 30339.

Whereas, OEM Reseller wishes to acquire rights to use, market and distribute certain computer software programs and documentation owned by CYBRA;

Whereas, CYBRA is willing to grant such rights and licenses and to perform duties with respect to MarkMagic and OEM Reseller is willing to accept such license and market MarkMagic on the terms and conditions of this Agreement.

Now therefore, the parties agree as follows:

1. DEFINITIONS

The following capitalized terms shall have the meaning set forth below for purposes of this Agreement:

"Customer" means a customer who orders MarkMagic from OEM Reseller or a Distributor for end use and not for redistribution.

"Distributor" means a company that is authorized by OEM Reseller or another OEM Reseller Distributor to market, supply, license or distribute MarkMagic pursuant to a written distribution agreement.

"Functional Specification" means the specifications for MarkMagic as set forth at Exhibit A.

"Order" shall mean an OEM Reseller order for MarkMagic and/or Services referencing this Agreement that is submitted by OEM Reseller to CYBRA.

"Maintenance" shall mean support services provided by CYBRA substantially in accordance with Exhibit C.

"MarkMagic" means the software tool permitting end users to modify predefined labels and create new ones, and which allows end users to print labels to any label printer supported by MarkMagic including any technical manuals, other documentation and all enhancements, updates, new releases, translations and modifications thereof ("Documentation") developed by CYBRA during the term of this Agreement and as described in Exhibit A.

"MarkMagic SM@RT Forms" means the software tool permitting end users to modify predefined electronic forms and create new ones, and which allows end users to print forms to any forms printer supported by MarkMagic including any technical manuals, other documentation and all enhancements, updates, new releases, translations and modifications thereof ("Documentation") developed by CYBRA during the term of this Agreement and as described in Exhibit A.

"Territory" means worldwide.

"Term" means the period set forth in Section 9 of this Agreement.

2. APPOINTMENT AND GRANT OF LICENSES

2.1 CYBRA appoints OEM Reseller as a non-exclusive distributor with rights to use, market, distribute, and sublicense MarkMagic in the Territory in accordance with the terms and conditions of this Agreement.

2.2 CYBRA hereby grants to OEM Reseller a world-wide, non-exclusive license:

(a) to use MarkMagic for its own internal use and for demonstration purposes free of all license fees. CYBRA shall manufacture and supply MarkMagic to OEM Reseller and to its Distributors for such purposes on request, subject to OEM Reseller paying the cost of magnetic media, packaging and delivery and OEM Reseller shall have the right to duplicate the master version for such purposes.

(b) to use one copy of MarkMagic solely to design and generate the standard customized labels for Manhattan Associates PkMS at the fee listed in Exhibit B.

(c) to market, distribute, transfer and sublicense MarkMagic, in accordance with Exhibits B and D.

(d) at its option to manufacture object code versions of MarkMagic for marketing and distribution to Distributors and Customers.

2.3 During the term of this Agreement, CYBRA shall on an ongoing basis enhance and update MarkMagic to ensure that MarkMagic supplied to OEM Reseller will include: (i) all new releases and functionality made available to CYBRA's other distributors or (direct) customers of MarkMagic; and (ii) all modifications necessary to support new versions of the hardware and software operating environments on which MarkMagic are marketed and to interface to other complementary software products.

2.4 Ownership of MarkMagic shall remain vested in CYBRA or its licensors. Nothing in this Agreement shall be construed as transferring ownership of copyright in MarkMagic to OEM Reseller.

2.5 All copies of MarkMagic shall be marked with CYBRA's copyright notice and both parties hereby acknowledge each other's trademarks and proprietary rights. CYBRA grants OEM Reseller and its Distributors a royalty-free license to use in direct conjunction with the marketing of MarkMagic under this Agreement any trademarks or tradenames used by CYBRA to identify MarkMagic. Such trademarks shall be attributed to CYBRA. Each party shall require the other party to submit all advertising and marketing materials to each other relating to this Agreement for advanced review and consent.

2.6 OEM Reseller shall not copy or use MarkMagic except as specified in this Agreement. OEM Reseller shall not reverse engineer, disassemble, or decompile MarkMagic.

2.7 Each party acknowledges that during the term of this Agreement the other party may disclose to such party confidential and proprietary business or technical information. The receiving party agrees to hold such information in confidence and employ reasonable precautions, at least as protective as the precautions it uses to protect its own information, to protect the disclosing party's confidential information for unauthorized copying, use or disclosure. "Confidential Information" subject to these provisions shall not include information which is: (i) independently developed by the recipient without use of the other party's confidential information; (ii) made available by the disclosing party to the public or to other parties without obligation of confidentiality; (iii) previously known by the recipient prior to the time of disclosure; (iv) not marked or identified as confidential at the time of disclosure; or (v) approved for disclosure by the disclosing party.

3. CYBRA'S RESPONSIBILITIES

3.1 CYBRA shall provide OEM Reseller and its Distributors, at no charge, with marketing collateral documents and related information regarding MarkMagic. OEM Reseller may copy such materials as required. CYBRA will perform the marketing support activities relating to the MarkMagic as set forth in Exhibit D to this Agreement.

3.2 CYBRA will notify OEM Reseller in advance in writing of any plans to produce new, enhanced or modified versions of MarkMagic or any replacements to MarkMagic. CYBRA agrees to offer to make all such new, enhanced, modified or replacement MarkMagic product to OEM Reseller subject to the provisions of this Agreement when the same are first made available to other licensees of MarkMagic.

4. OEM RESELLER RESPONSIBILITIES

4.1 OEM Reseller will obtain a license agreement or distribution agreement from its Customers and Distributors respectively prior to the supply of MarkMagic embedded in Manhattan Associates PkMS to such parties.

4.2 OEM Reseller will refer requests for support to CYBRA as set forth below in Section 6.

4.3 OEM Reseller shall be entitled to issue MarkMagic embedded in Manhattan Associates PkMS to potential Customers for evaluation purposes for periods not exceeding 60 days (unless a longer period is agreed by CYBRA). Such copies of MarkMagic shall be licensed pursuant to OEM Reseller's then standard trial or evaluation license agreements.

4.4 OEM Reseller will perform the marketing support activities relating to MarkMagic as set forth in Exhibit D.

5. COMMISSIONS AND PAYMENTS

5.1 OEM Reseller shall pay CYBRA a per copy license fee as set forth in Exhibit B for copies of MarkMagic licensed by OEM Reseller or its Distributors to Customers under the terms of this Agreement.

5.2 Charges for maintenance (support) are detailed in Exhibit B.

5.3 The OEM Reseller will provide a report to CYBRA within 30 days of the end of each quarter detailing all the previous quarter's sales. The report will include the following information: Customer legal name, address and primary contact; CPU model, feature code and serial number. This information is to be used by CYBRA for purposes of identification only. CYBRA will issue a list of temporary authorization codes to the OEM Reseller, renewed at six month intervals. OEM Reseller may provide these codes to its customers and prospects during the PkMS product evaluation period. When OEM Reseller determines that a sale is final, OEM Reseller will contact CYBRA for a permanent authorization code, specifying what type of code (e.g., run time, full version, SM@RT Forms option) is necessary. CYBRA will respond to authorization code requests within 24 hours. All requests and responses for authorization codes and quarterly reports will be via e-mail, fax, or written correspondence.

5.4 All prices are inclusive of all taxes and duties, except that sales tax or VAT shall be payable by OEM Reseller at the prevailing rate on the date of invoice where no exemption from such taxes is available. All revenue will be payable in U.S. dollars within 30 days of receipt of invoice.

6. SUPPORT AND UPDATES

6.1 During the term of this Agreement, OEM Reseller agrees to supply Customers with first level support, and CYBRA agrees to supply OEM Reseller with second level support in accordance with the terms of Exhibit C. The fees payable by OEM Reseller for such support will be as set out in Exhibit B.

6.2 Upon written request by OEM Reseller, CYBRA shall deposit a copy of the source code of MarkMagic together with its related documentation with Fort Knox Escrow Services and execute Fort Knox Escrow Services standard Software Escrow Agreement simultaneously with the execution of this Agreement. Such source code will be updated with each new release of MarkMagic, which will be deposited with the escrow agent. In the event CYBRA is finally adjudicated as bankrupt, OEM Reseller shall be entitled to obtain a copy of such source code from the escrow agent at its own charge. OEM Reseller shall pay all costs and fees associated with this escrow account.

6.3 CYBRA shall provide OEM Reseller with one copy of the most current copy of all materials necessary to provide support for MarkMagic. Such materials shall include, without limitation, necessary documentation, known error information, amendments, and modifications to the documentation for performing support services. The above materials shall be provided to OEM Reseller within 30 days of the Effective Date and shall be periodically updated during the term of this Agreement to ensure the currency of materials.

6.4 CYBRA shall use its best efforts to correct any reported faults in MarkMagic which cause it not to operate substantially in accordance with the Functional Specification and then current version of its user documentation ("Errors"). CYBRA shall use its best efforts to provide work-arounds to minimize the effects of any Errors until a fix can be provided.

7. REPRESENTATIONS AND WARRANTIES

7.1 CYBRA warrants that it has the right to grant the licenses and rights granted in this Agreement and that it is under no obligation or restriction, nor will it assume any obligation or restriction, which would in any way interfere with, be inconsistent with or present a conflict of interest concerning CYBRA's obligations under this Agreement.

7.2 To the best of CYBRA's knowledge, the Software does not infringe any intellectual property rights under any patent, copyright or trademark or other intellectual property right in the Territory and that the exercise by OEM Reseller and its Distributors of the rights granted under this Agreement shall not infringe any patent, copyright, trademark or other intellectual property right of any third party. CYBRA further represents that except as disclosed to OEM Reseller in writing, MarkMagic is original work of CYBRA, does not incorporate any third party products or code and that CYBRA is under no royalty obligation to any third party relating to MarkMagic.

7.3 CYBRA warrants that MarkMagic (including all new releases and updates thereto) will operate substantially in accordance with its Functional Specification and published documentation. In the event that MarkMagic does not operate in the prescribed manner, then CYBRA shall use its best efforts to ensure that it does so in a reasonable period of time.

8. INDEMNITY

8.1 CYBRA shall fully indemnify OEM Reseller and its Distributors against any and all loss, costs, expenses and liability in connection with, and defend OEM Reseller and its Distributors against any claims (i) that MarkMagic infringes any copyrights, patents, trademarks, trade secrets or other intellectual property right of third parties; and (ii) which result from a breach of the warranties set forth above in Section 7. CYBRA shall indemnify OEM Reseller and its Distributors against any and all loss, costs, expenses and liability in connection with, and defend OEM Reseller and its Distributors against any claims (i) which is based on a failure of CYBRA to perform its maintenance and support obligations set forth herein; or (ii) which relates to CYBRA's direct mailing as described in Exhibit D; provided that the maximum liability of CYBRA shall not exceed the total amount of license fees paid by OEM Reseller to CYBRA under this Agreement. The foregoing indemnity clauses shall apply provided that:

(a) CYBRA is given prompt written notice of such claim and its details by OEM Reseller;

(b) CYBRA may, upon OEM Reseller's written consent (which shall not be unreasonably withheld) have the opportunity of sole conduct and control of the claim's settlement or compromise;

(c) OEM Reseller shall give CYBRA all reasonable assistance in connection therewith; and

(d) such infringement or loss is not caused by or materially contributed to by acts of OEM Reseller or its Distributors other than use and distribution of MarkMagic in accordance with this Agreement.

9. TERM AND TERMINATION

9.1 This Agreement shall commence upon its execution and shall continue for a period of five years and shall thereafter automatically renew for additional one-year periods unless either party notifies the other of its intention to terminate the Agreement at least 30 days prior to any termination or renewal date. This Agreement may be terminated prior to the end of the above term as follows:

(a) By OEM Reseller and CYBRA, without cause, by giving at least 60 days notice;

(b) At any time by mutual written agreement of the parties;

(c) By either party if the other party commits any material breach of its obligations hereunder and fails within 30 days of written notice to cure the same. Any such termination shall be without prejudice to any other rights which may have accrued to it hereunder; or

(d) By either party immediately by written notice if the other party files a petition in bankruptcy, goes into liquidation, admits that it is insolvent, makes an assignment for the benefit of creditors, or has a petition in bankruptcy or receivership filed against it and such petition is not dismissed with within 30 days following filing.

9.2 In the event of termination, CYBRA shall continue to provide OEM Reseller and its Customers with support and updates for MarkMagic for a period of one year, subject to OEM Reseller or its Customers continuing to make payments in accordance with this Agreement (or the Customer's agreement with CYBRA). At the termination of the Agreement, CYBRA shall, on request of OEM Reseller, offer to provide support to all OEM Reseller Customers in accordance with its then standard terms, conditions, and prices for a period of at least one year following termination of this Agreement.

9.3 All sublicenses to use MarkMagic are properly granted by OEM Reseller and its Affiliates and Distributors hereunder shall survive termination or expiration of this Agreement.

9.4 In addition to this Section 9, the obligations set forth in Sections 2.7, 7, 8, and 10 shall survive termination of this Agreement and shall bind the parties and the legal representatives, successors, heirs, and assigns.

9.5 In the event of termination, except as provided in Section 9.2 OEM Reseller shall cease to use all copies of MarkMagic and/ and return such copies and documentation to CYBRA.

10. WARRANTY AND LIABILITY LIMITATIONS

10.1 EXCEPT AS SET FORTH ABOVE IN THE SECTION OF THIS AGREEMENT TITLED "INDEMNITY", NEITHER PARTY SHALL IN ANY CIRCUMSTANCES BE LIABLE TO THE OTHER PARTY OR ANY OTHER PARTY, WHETHER IN CONTRACT OR TORT FOR ANY LOSS, INCLUDING TIME, MONEY, GOODWILL, LOST PROFITS, LOSS OF OPERATION, LOSS OF EQUIPMENT, DATA OR PROCESS, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES FROM THE USE OF THE SOFTWARE PRODUCTS DESCRIBED HEREIN, MARKS OR OTHERWISE UNDER THIS AGREEMENT.

10.2 EXCEPT AS SET FORTH IN THIS AGREEMENT, NO OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE MADE BY SUPPLIER.

11. GENERAL

11.1 All notices, consents and other communications required or permitted under this Agreement shall be in writing and sent by registered or certified mail, postage pre-paid, transmitted by facsimile transmission confirmed by mail as set forth above or sent by overnight courier (if delivery is confirmed by the courier) to the addresses indicated on the first page of this Agreement, or such other address as either party may indicate by at least 10 days prior notice to the other party.

11.2 Both parties agree that the personnel of one party shall not for any purposes be considered employees or agents of the other party and that the parties shall be deemed independent contractors. Nothing in this Agreement shall be construed to constitute either party as an agent, partner or legal representative of the other party. Both parties assume full responsibility for the actions of its personnel while performing activities pursuant to this Agreement.

11.3 The parties agree to keep the specific terms and conditions of this Agreement in confidence. Both parties agree to cooperate in making a press release announcing this Agreement in a form to be mutually agreed by the parties.

11.4 Each party shall bear its own expenses in its performance under this Agreement and both parties shall comply with all applicable legal requirements in their performance of this Agreement.

11.5 Neither party may assign this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld.

11.6 If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the validity or enforceability of the remainder of this Agreement shall not be affected.

11.7 This Agreement shall be governed by the laws of the State of New York and in the event of any dispute the parties hereto submit to the jurisdiction of the State and Federal courts of the Counties of New York or Westchester, New York, excluding such conflict of law provisions.

11.8 This Agreement represents the entire agreement between the parties with respect to the subject matter contained herein and supersedes any and all written communications, representations, and arrangements whether written or oral (whether given or made before or after the date hereof). No alteration, modification, waiver, or addition to this Agreement shall be valid unless made in writing and signed by both parties' duly authorized representatives.

CYBRA CORPORATION	MANHATTAN ASSOCIATES, INC.
By: [signature]	By: R. Deepak
Name: HAROLD BRAND	Name: DEEPAK RAGHAVAN
Title: PRESIDENT	Title: CHIEF TECHNOLOGY OFFICER